EXHIBIT 10.2

LTC Properties, Inc.

2014 EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made as of November 12, 2014, effective as of November 12, 2014 (“Effective Date”) by and between LTC PROPERTIES, INC., a corporation organized under the laws of the State of Maryland (“LTC” or the “Company”), and PAMELA KESSLER (“Executive”) and supersedes and terminates the 2007 Amended and Restated Employment Agreement between LTC and Executive.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Effective Date, Appointment, Title and Duties.  Executive currently serves as its Executive Vice President, Chief Financial Officer and desires to continue in such position based upon the terms and conditions set forth herein.  In such capacity, Executive shall report to the Chief Executive Officer of the Company, and shall have such duties, powers and responsibilities as are customarily assigned to an Executive Vice President, Chief Financial Officer of a publicly held corporation, but shall also be responsible to the Board of Directors and to any committee thereof.  In addition, Executive shall have such other duties and responsibilities as the Board of Directors may reasonably assign her, with her consent, including serving with the consent or at the request of the Board of Directors as an officer or on the board of directors of affiliated corporations, provided that such duties are commensurate with and customary for a senior executive officer bearing Executive’s experience, qualifications, title and position.

2.                                      Term of Agreement.  The term of this Agreement shall commence as of the Effective Date and shall extend such that at each and every moment of time hereafter, unless and until this Agreement is terminated in accordance with provisions of this Agreement, the remaining term always shall be two years.

3.                                      Acceptance of Position.  Executive accepts the position of Executive Vice President, Chief Financial Officer, and agrees that during the term of this Agreement she will faithfully perform her duties and, except as expressly approved by the Board of Directors of LTC, will devote substantially all of her business time to the business and affairs of LTC, and will not engage, for her own account or for the account of any other person or entity, in a business which competes with LTC.  It is acknowledged and agreed that Executive may serve as an officer and/or director of companies in which LTC owns voting or non-voting stock or other securities.  In addition, it is acknowledged and agreed that Executive may, from time to time, serve as a member of the board of directors of other companies which do not compete with LTC, provided that Executive has provided the Board of Directors of LTC with notice of election to any such board of directors.  Any compensation or remuneration which Executive receives in consideration of her service on the board of directors of other companies shall be the sole and exclusive property of Executive, and LTC shall have no right or entitlement at any time to any such compensation or remuneration.  Nothing herein shall preclude Executive from serving on the board of directors or similar governing body of any not for profit or philanthropic organization.

4.                                      Salary and Benefits.  During the term of this Agreement:

(a)                                 LTC shall pay to Executive an initial base salary at an annual rate of not less than Three-hundred seventy Thousand Dollars ($370,000) per annum (“Initial Base Salary”), paid in approximately equal installments at intervals based on any reasonable Company policy.  LTC agrees from time to time to consider increases in such base salary in the discretion of the Board of Directors.  Any increase in her Initial Base Salary, once granted, shall automatically amend this Agreement to provide that thereafter Executive’s Base Salary shall not be less than the annual amount of her increased Base Salary.

(b)                                 During the term hereof, Executive shall participate in all health, retirement, Company paid insurance, sick leave, disability, expense reimbursement and other benefit programs which LTC makes available to any of its senior executives.

(c)                                  Executive shall be eligible to participate in and earn an annual bonus pursuant to the terms of the Company’s Annual Cash Bonus Incentive Plan. Executive also shall be eligible to participate in any LTC incentive stock, option or bonus plan offered by LTC to its senior executives, subject to the terms thereof and at the sole discretion of the Board of Directors.  The Company shall grant Executive 2,500 shares of LTC restricted stock to vest in one year from the date of this contract as a one-time bonus payment upon execution of this Agreement.

(d)                                 Executive shall be entitled to a minimum of four (4) weeks paid vacation per year, or such greater amount as approved by the Chief Executive Officer of the Company or, if there is no Chief Executive Officer, the Board of Directors, provided that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to and non-objection by the Chief Executive Officer, if there is no Chief Executive Officer, the Board of Directors.

5.                                      Certain Terms Defined.  For purposes of this Agreement:

(a)                                 Executive shall be deemed to be “disabled” if both of the following conditions have been satisfied: (i) a physical or mental condition shall occur and persist which, in the written opinion of a licensed and qualified physician selected by the Board of Directors in good faith, has rendered Executive unable to perform the duties set forth in Section 1 hereof for a period of sixty (60) consecutive days or more, or for sixty (60) days or more out of any (90) day period, and, (ii) in the written opinion of such physician, the condition will continue for an indefinite and long term period of time, rendering Executive unable to return to her duties.

(b)                                 A termination of Executive’s employment by LTC shall be deemed for “Cause” if, and only if, it is based upon (i) conviction of a felony; or (ii) material disloyalty to the Company such as embezzlement, misappropriation of corporate assets or (iii) breach of Executive’s agreement not to engage in business for another enterprise of the type engaged in by the Company, except as permitted pursuant to Section 3 of this

Agreement; or (iv) the engaging in unethical or illegal behavior which is of a public nature, brings LTC into disrepute, and results in material damage to the Company; or (v) a material breach of this Agreement which causes material and demonstrable harm to the Company.  The Company shall have the right to suspend Executive with full pay and benefits, for a reasonable period not to exceed 45 days, to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried.  Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established, Executive shall be restored to all duties and responsibilities as if such suspension had never occurred.

(c)                                  A resignation by Executive of her employment shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a diminution in Executive’s title, duties, or Base Salary; or (ii) a direction by the Board of Directors that Executive report to any person or group other than the Chief Executive Officer;  (iii) a geographic relocation of Executive’s place of work a distance of more than ten miles (10) from Westlake Village, CA (unless such relocation results in LTC’s offices being 25 miles or less from Executive’s primary residence as of the date when the relocation occurs); or (iv) the material breach of this agreement by LTC.

(i)                         Good Reason shall not exist unless the Executive gives the Company written notice within thirty (30) days after the discovery of the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason.  If the Company fails to cure such act or failure to act, if curable, within thirty (30) days after receipt of such notice, the Executive may terminate his employment for Good Reason.  However, such termination must occur within 2 years following the initial existence of the condition specified in Section 5(c) which constitutes the basis for Good Reason.

(ii)                      Cause shall not exist unless the Company gives Executive written notice within thirty (30) days after the discovery of the occurrence of the event which the Company believes constitutes the basis for Cause, specifying the particular act or failure to act which the Company believes constitutes the basis for Cause.  If the Executive fails to cure such act or failure to act, if curable, within thirty (30) days after receipt of such notice, the Company may terminate Executive’s employment for Cause.  For the avoidance of doubt, if such act is not curable, the Company may terminate Executive’s employment for Cause upon providing written notice of termination specifying the reasons therefore.

(d)                                 “Affiliate” means with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Person specified.

(e)                                  “Base Salary” means, as of any date of termination of employment, the highest annual base salary of Executive in the then current calendar year or in any of the last four calendar years immediately preceding such date of termination of employment.

(f)                                   “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(g)                                  A “Change in Control” occurs if:

(i)                         Any Person or related group of Persons (other than Executive and her Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)                      The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(iii)                   The Stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)                  A majority of the members of the Board of Directors of the Company cease to be Continuing Directors.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Agreement, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

(j)                                    “Exchange Act” means the Exchange Act of 1934, as amended.

(k)                                 “Person” means any individual, corporation, partnership, limited liability company, trust, association or other entity.

(l)                                     “Related Person” means any immediate family member (spouse, partner, parent, sibling or child whether by birth or adoption) of the Executive and any trust, estate or foundation, the beneficiary of which is the Executive and/or an immediate family member of the Executive.

6.                                      Certain Benefits Upon Termination.  Executive’s employment shall be terminated upon the earlier of (i) the voluntary resignation of Executive with or without Good Reason; or (ii) Executive’s death or permanent disability; or (iii) upon the termination of Executive’s employment by LTC for any reason at any time.  In the event of any termination of employment, Executive shall be entitled to receive all accrued and unpaid salary, expense reimbursements, and benefits through the effective date of termination. In addition, the following provisions of this Section 6 also shall apply:

(a)                                 Certain Terminations.  If Executive’s employment by LTC terminates for any reason other than as a result of (i) a termination for Cause, or (ii) a voluntary resignation by Executive without a Good Reason ((i) and (ii) collectively, an “Ineligible Termination”), then Executive shall receive a lump sum severance payment equal to 3  times her Base Salary (i.e., 300% percent of her Base Salary);  and in such event, all of Executive’s stock options and/or restricted stock shall automatically vest concurrently upon such termination of employment, notwithstanding any prior existing vesting schedules; provided that if her employment terminates by reason of her death or disability, then such lump sum payment shall be paid only to the extent of the proceeds payable to the Company through a “key man” life, disability or similar insurance relating to the death or disability of Executive.

(b)                                 Additional Payment if Termination Occurs in Connection with a Change in Control.  In the event that Employee has received the payments described in Section 6(a), and it is determined that the provisions of Section 6(c) also are applicable (termination in connection with a Change in Control), then Employee shall be entitled to receive an additional payment equal to the amounts due to Employee pursuant to Section 6(c), less the amount of payments previously received by Employee pursuant to Section 6(a).

(c)                                  Payment if Termination Occurs in Connection with a Change in Control.  Notwithstanding the provisions of Section 6(a) above, in the event Executive’s employment terminates due to a reason other than an Ineligible Termination, death or disability, and if such termination occurs within (a) twenty-four (24) months following a Change in Control, or (b) prior to a Change in Control but in contemplation of a Change in Control which Change in Control actually occurs, then, in lieu of the severance payment described in Section 6(a) above, Executive shall instead receive a one-time severance payment in cash equal to two hundred fifty percent (250%) of her average annual total Form W-2 compensation for the five calendar years immediately preceding the date of termination.  In addition, in such event, all of Executive’s stock options and/or restricted stock shall automatically vest concurrently upon such termination of employment, notwithstanding any prior existing vesting schedule.

(i)                         For purposes of this Section 6(c), the termination of Executive’s employment within 180 days preceding a Change of Control (due to a reason other than an Ineligible Termination, death or disability) will be deemed to have been a termination of employment in contemplation of a Change in Control.

(ii)                      In determining whether a termination of Executive’s employment occurring more than 180 days preceding a Change of Control (due to a reason other than an Ineligible Termination, death or disability) constitutes a termination of employment in contemplation of a Change in Control, the court or other tribunal making such determination shall consider the totality of facts and circumstances surrounding such termination of employment.

(iii)                   For purposes of calculating average annual total Form W-2 compensation for the five years immediately preceding the date of termination, in the event the Executive’s employment is terminated mid-year, the then current year’s Form W-2 compensation shall be annualized and shall be taken into account as the fifth year of the five year measurement period.

(d)                                 If Executive’s employment by LTC terminates for any reason, other than an Ineligible Termination, Executive and her then covered dependents shall remain eligible to participate in all Company provided medical and dental plans to the extent Executive elects and remains eligible for coverage under COBRA and for a maximum period of eighteen (18) months at the Company’s sole expense.

(e)                                  In the event that Executive’s employment terminates by reason of her death, all benefits provided in this Section 6 shall be paid to her estate or as her executor shall direct, but payment may be deferred until Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in Executive’s jurisdiction of residence at the time of her death.

(f)                                   LTC shall make all payments pursuant to this Section 6 and all of subsections 6 (a) through and including subsection 6 (e) immediately upon the date of termination of Executive’s employment, provided, however, that all such payments shall be subject to the Company’s regular withholding tax and payroll deductions.

(g)                                  LTC shall have no liability to Executive under Section 6(a), (b), (c) or (d) if Executive’s employment pursuant to this Agreement terminates due to an Ineligible Termination.

(h)                                 If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction.  Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

7.                                      Clawback Provision.  In the event that all of the following conditions are satisfied:

(a)                                 A mandatory restatement of the Company’s financial results occurs and is released to the public at a time when the Company’s securities are traded on any United States securities exchange (a “Restatement”); and

(b)                                 The Restatement is attributable to misconduct or wrongdoing by the Executive; and

(c)                                  Executive has received payment of a cash bonus or has been issued any shares of LTC as a bonus within three (3) years preceding the date of the issuance and release to the public of such restatement;  and

(d)                                 The amount of such cash bonus or share grant has been calculated and awarded pursuant to a specific financial formula;  and

(e)                                  Such bonus or share grant would have been diminished based on the restated financial results had the financial formula pursuant to which the bonus or share grant has been calculated ( the “Formula”) been applied to the restated financial results (the amount of such diminution, is the “Clawback Amount”)

then, upon written demand from the Company setting forth in detail the basis for such demand, the Executive shall remit to the Company the Clawback Amount less the amount of any taxes paid or payable by Executive in respect of such bonus or share grant. Provided, however, that if and to the extent that (x) the Restatement results in the Company increasing expenses or reducing income, revenues or another component of the Formula during the measurement period during which the applicable bonus or share grant was calculated, but also results in (y) the Company increasing or shifting such income, revenues or expenses into a different fiscal period, such that the net effect of the Restatement is effectively neutral to the Company over the applicable time periods, then no Clawback Amount shall be due from the Executive.

8.                                      Indemnification.  LTC shall indemnify, defend and hold Executive harmless from and against all claims, losses, damages, expense or liabilities, including expenses of defense and settlement, and advancement of defense costs as such costs are incurred, (collectively, “Indemnified Losses”)  to the fullest extent allowable by law and as provided in any of the LTC by-laws, charter, any indemnification agreement with the Executive, or as otherwise agreed between the parties and under any applicable laws, where such claims or Indemnified Losses are based upon or in any way arise from or are connected with her employment by LTC or her service as an officer or director of LTC or any LTC Affiliate.  To the fullest extent permitted by law, LTC shall advance to or on behalf of Executive all expenses incurred in connection with the defense of any indemnified action or claim pursuant to this Section 8.  LTC shall investigate in good faith the availability and cost of directors’ and officers’ insurance and shall include Executive as an insured in any directors’ and officers’ insurance policy it maintains.  The provisions of this Section 8 shall survive any termination or expiration of this Agreement.  Executive shall have the right to elect either (a) to arbitrate in accordance with Section 13 of this Agreement any claim by Executive to enforce the provisions of Section 8 of this Agreement, or (b) to litigate any such claim in the courts of the Company’s state of incorporation.

9.                                      Attorney Fees.  In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, each party shall bear its own attorney’s fees, except that the Company shall bear all attorney’s fees and litigation costs incurred by Executive in successfully enforcing the provisions of Section 8 of this Agreement.

10.                               Notices.  All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by hand, or by certified or registered mail to such party at its/her address set forth below its/her signature hereto, or at such other address as may be designated with postage prepaid, shall be deemed given when received.

11.                               Construction.  In constructing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provisions.  In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate, and no meaning in effect shall be given to the captions of the sections in this Agreement, which is inserted for convenience of reference only.  Without limitation to the foregoing, nothing in this Agreement is intended to violate the Sarbanes-Oxley Act of 2002, the Dodd—Frank Wall Street Reform and Consumer Protection Act of 2010, the rules and regulations of the Securities and Exchange Commission or the applicable listing standards of the NYSE, and to the extent that any provision of this Agreement would constitute such a violation, such provision shall be modified to the extent required by such Act, rule, regulation or standard, or, to the extent that such provision cannot be so modified and is found to be invalid or unenforceable, the remaining terms and provisions shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

Notwithstanding any other provision of the Agreement, to the extent that (i) any amount paid pursuant to the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and (ii) the Executive is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of the Executive’s separation from service. In connection with the payment of any obligation that is delayed pursuant to this section, the Company shall establish an irrevocable trust to hold funds to be used for payment of such obligations.  Upon the date that such amount would otherwise be payable, the Company shall deposit into such irrevocable trust an amount equal to the obligation.  However, notwithstanding the establishment of the irrevocable trust, the Company’s obligations under the Agreement upon the Executive’s termination of employment shall constitute a general, unsecured obligation of the Company and any amount payable to the Executive shall be paid solely out of the Company’s general assets, and the Executive shall have no right to any specific assets of the Company.  The funds, if any, contained or contributed to the irrevocable trust shall remain available for the claims of the Company’s general creditors.

12.                               Headings.  The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

13.                               Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the internal laws of the State of California as at the time in effect and without regard to conflict of laws provisions, except that the provisions of Section 8 of this Agreement shall be construed and interpreted in accordance with the laws of the state in which LTC is incorporated at the time that any claim under Section 8 is asserted.  The parties agree that any dispute arising under this Agreement shall be determined by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s commercial arbitration rules. Such arbitration shall be conducted in Los Angeles, California, before a single, impartial arbitrator selected by the AAA; provided, however, the parties may mutually agree after the commencement of a proceeding to hold the arbitration in another jurisdiction.  In any such arbitration, the Company shall bear and shall be solely responsible for the costs and fees imposed by the AAA and the arbitrator. The parties agree to abide by all decisions and awards rendered in such proceedings.  All decisions and awards rendered by the arbitrator shall be final, binding and conclusive.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the non-exclusive jurisdiction of the federal and state courts in California for this purpose.  If at the time any dispute or controversy arises with respect to this Agreement the AAA is no longer providing arbitration services, then JAMS shall be substituted for the AAA for purposes of this paragraph, and the arbitration will be conducted in accordance with the then-existing and applicable rules and procedures of JAMS.

14.                               Entire Agreement.  Except as otherwise provided herein, this Agreement constitutes the entire agreement and supersedes all other prior employment agreements and undertakings, both written and oral, among Executive and the Company, with respect to the subject matter hereof, except that the separate Indemnification Agreement dated July 30, 2009 between the parties shall survive the execution of this Agreement. This Agreement may not be modified or amended except in writing, manually signed in pen and ink by each of the parties hereto.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date specified in the first paragraph of this Agreement.

LTC PROPERTIES, INC., a Maryland corporation

Address: 2829 Townsgate Road, Suite 350 Westlake Village, CA 91361

By:	/s/ Timothy Triche
Timothy Triche Compensation Committee Representative

Executive:

/s/ Pamela Kessler
Pamela Kessler